Exhibit 4.20

This 14TH of November 2022 I, Michael Magliochetti (“Note Holder”) do herein agree to extend the Maturity Date on a Promissory Note dated August 30, 2022, with Ludwig Enterprises, Inc. to July 1, 2023 or from funds from Ludwig Enterprises, Inc.’s S-1 offering – should such be approved and authorized by the US Securities and Exchange Commission.

Note Holder:

Signature

Printed Name of Signer

This 14TH of November 2022 I, Michael Magliochetti, Jr. (“Note Holder”) do herein agree to extend the Maturity Date on a Promissory Note dated August 30, 2022, with Ludwig Enterprises, Inc. to July 1, 2023 or from funds from Ludwig Enterprises, Inc.’s S-1 offering – should such be approved and authorized by the US Securities and Exchange Commission.

Note Holder:

Signature

Printed Name of Signer